Exhibit 1.2

GREAT-WEST

SECUREFOUNDATIONSM

SELLING AGREEMENT

This Distribution Agreement is made by and among Great-West Life & Annuity Insurance Company (“Great-West”) and [DISTRIBUTOR] (“Distributor”) (each a “Party”, collectively, the “Parties”)

RECITALS

WHEREAS, Great-West is a Colorado life insurance company duly licensed as required by applicable law to issue the individual Fixed Deferred Annuity Contract and the Group Fixed Deferred Annuity Certificate, as applicable (the “Contract”) in certain states and other jurisdictions;

WHEREAS, DISTRIBUTOR desires to offer and sell the Contract to its customers in accordance with the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of the mutual expectations of benefit occurring from the activities herein contemplated, the Parties hereto agree as follows:

Section 1

Representations and Warranties

1.1 Great-West represents and warrants:

(a) that it is an insurance company duly organized, validly existing, and in good standing under the laws of the State of Colorado, and that it has full corporate power, authority and legal right under applicable law to execute, deliver, and perform its duties and comply with its obligations under this Agreement;

(b) that it is licensed to issue the Contract in all jurisdictions in which the Contract has been approved by the appropriate regulatory authority; and that the Contract compiles in all material respects with applicable law;

(c) that the Contract when issued and premiums collected and received as contemplated under the terms of this Agreement will be in full compliance with applicable law; and further, that Great-West will be solely responsible for obtaining and maintaining such registrations with insurance regulatory authorities as may be required with respect to such Contract and premiums;

(d) that the execution, delivery and performance of this Agreement does not and will not violate any material respect any law or regulation (including without limitation, any Federal securities laws or provision of the Internal Revenue Code of 1986, as amended (the “Code”)) or any judgment or order by which Great-West is bound;

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(e) that there are no actions, suits or proceedings by or before any regulatory or governmental authority pending, or, to its knowledge, threatened which could reasonably be expected to materially impair its ability to carry out the terms of this agreement;

(f) that it will promptly notify DISTRIBUTOR in writing if at any time any event occurs which would make, or tend to make, any of the representations, warranties or covenants contained in this Agreement untrue; and

(g) that it has the full authority to execute this Agreement and make these representations and warranties.

1.2 DISTRIBUTOR represents and warrants:

(a) that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of                     , and to the extent necessary any state in which it does business, and that it has full power, authority, and legal right under applicable law to execute, deliver, and perform its duties and comply with its obligations under this Agreement;

(b) that it has obtained or will obtain all insurance related approvals, licenses, authorizations, orders or consents, and it and its representatives shall be duly registered and appointed or otherwise qualified under the laws of the states where Contract will be offered and sold by DISTRIBUTOR and federal law, if applicable;

(c) that in addition to the appropriate insurance licenses, its representatives maintain active securities registrations with state and federal agencies and self-regulatory organizations or such other entities as may be required to enter into and perform the services pursuant to the terms of this Agreement;

(d) that each of its representatives have completed all suitability training as may be required by state agencies prior to each of its representative offering the Contract for sale;

(e) that it has established control procedures, supervisory and inspection techniques necessary to supervise the activities of its representatives;

(f) that it will promptly notify Great-West in the event that it is for any reason unable to perform any of its obligations under this Agreement;

(g) that it shall maintain such insurance or surety bond as required by applicable law or rule of any applicable self-regulatory organization and that it shall carry out its obligations hereunder in continued compliance with applicable law;

(h) that it shall take all actions necessary to ensure, if required by applicable law, that it and its employees are properly licensed and appointed by Great-West to offer and sell the Contract in the jurisdictions in which they may be offered and sold and shall execute such papers and do such acts and things as shall from time to time be reasonably requested by Great-West for the purpose of qualifying and maintaining qualification for the Contract for sale under applicable law;

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(i) that there are no actions, suits or proceedings by or before any regulatory or governmental authority pending, or, to its knowledge, threatened which could reasonably be expected to materially impair its ability to carry out the terms of this agreement;

(j) that it will promptly notify Great-West in writing if at any time any event occurs which would make, or tend to make, any of the representations, warranties or covenants contained in this Agreement untrue; and

(k) that it has the full authority to execute this Agreement and make these representations and warranties.

Section 2

Program Description.

The Contract provides for guaranteed lifetime withdrawal benefits to certain natural persons who meet all of the terms of the Contract. The Contract may be offered or sold to such persons only by means of the Prospectus provided by Great-West. Great-West will supply DISTRIBUTOR such number of current copies of the Prospectus as requested by DISTRIBTOR. DISTRIBUTOR hereby represents and warrants that it will deliver a current copy of the Prospectus to each person at or before the time of the sale of the Contract.

The Parties agree that DISTRIBUTOR will only sell the Contract in those states and/or jurisdictions where the Contract has been approved by the appropriate state or federal regulatory agency. Great-West will provide DISTRIBUTOR with an updated list of jurisdictions which have approved the Contract for sale. DISTRIBUTOR will not sell the Contract in any jurisdiction in which Great-West has not obtained approval. DISTRIBTOR expressly acknowledges the Contract has not been approved by the State of New York and agrees it will not offer the Contract in New York.

Section 3

Independent Entities.

Each of the Parties will furnish their respective services to the marketplace as independent entities and not as a partner or joint venturer with, respectively, DISTRIBUTOR or any affiliate thereof or Great-West or any affiliate thereof.

Section 4

Privacy and Security.

4.1 Protected Information

(a) Great-West is a “financial institution” as that term is used in Title V of the Gramm-Leach-Bliley Act (“GLBA”). At all times during the continuance of this Agreement and thereafter, DISTRIBUTOR shall protect the confidentiality of non-public personal consumer and Contract owner records and information that are (i) disclosed to DISTRIBUTOR by or on behalf of Great-West, or (ii) created or maintained by DISTRIBUTOR in order to perform a function on behalf of Great-West or to carry out any obligation in connection with this Agreement, or (iii) received by DISTRIBUTOR from a third party in connection with any function to be performed or obligation to be carried out by DISTRIBUTOR in connection with this Agreement, (hereafter, “Protected Information”).

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(b) DISTRIBUTOR shall protect the confidentiality of Protected Information in accordance with the provisions of this Agreement, the provisions of GLBA, and other applicable law. DISTRIBUTOR shall maintain appropriate policies and procedures relating to administrative, technical, and physical safeguards (i) to ensure the confidentiality of Protected Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Protected Information; and (iii) to protect against unauthorized access to or use of Protected Information which could result in substantial harm or inconvenience to any consumer or Contract owner. DISTRIBUTOR shall not use or disclose Protected Information or permit its re-use by or re-disclosure to any other third party other than to carry out the purposes for which the disclosure to DISTRIBUTOR was made.

(c) Purposes for which uses and disclosures of Protected Information may be made include any use or disclosure in the ordinary course of business to carry out the transactions contemplated under this Agreement, and any use or disclosure under any applicable exception set forth in GLBA or as permitted under any applicable state or federal statute or regulation.

(d) DISTRIBUTOR shall (i) inform Great-West of the identity of any third party to which DISTRIBUTOR discloses Protected Information, (ii) require that such third party execute a written agreement to comply with these privacy and security provisions, such execution to occur before the delivery or disclosure of any Protected Information, and (iii) provide Great-West with a copy of the such executed agreement upon request.

(e) DISTRIBUTOR shall inform Great-West of any violation of this section by DISTRIBUTOR or a third party. Great-West shall be entitled to take, or require DISTRIBUTOR to take, any reasonable measures to mitigate any harm, whether potential or actual, to Contract owners or prospective Contract owners resulting from any violation of these privacy and security provisions, including, but not limited to, termination of this Agreement. Great-West reserves the right to remove or terminate DISTRIBUTOR’s access to Great-West’s systems or facilities without notice in the event of a violation of these privacy and security provisions or a security incident.

(f) DISTRIBUTOR and Great-West agree that any public statements regarding the other Party’s information systems or information security programs must be approved by the other Party, in advance, to protect the confidentiality, integrity and availability of such systems and programs.

(g) DISTRIBUTOR and Great-West agree to make their respective internal practices, books and records relating to this Agreement available to the other Party for purposes of determining compliance with these privacy and security provisions with advanced notice during normal business hours.

(h) The Parties agree to maintain diligent hiring practices and train individuals granted access to Protected Information regarding their privacy and security responsibilities.

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4.2 Confidential Information

DISTRIBUTOR will treat any non-public information it receives regarding Great-West and its business, including but not limited to underwriting guidelines (hereafter “Confidential Information”) as confidential, will not use Confidential Information other than to carry out the purposes for which the disclosure to DISTRIBUTOR was made, and will not disclose Confidential Information to any third party without Great-West’s prior written consent.

Section 5

Sales and Marketing Material.

5.1 DISTRIBUTOR shall ensure that its officers, employees and representatives will not use any sales material or information, including but not limited to written, audio, or video sales material, or offering documents, unless such material has been provided or approved in writing by Great-West. In accordance with the requirements of law and regulations, DISTRIBUTOR shall maintain complete records indicating the manner, date and extent of distribution of any such solicitation material. Such records and material shall be made available to appropriate regulatory agencies as required by law or regulation. DISTRIBUTOR shall hold Great-West and its affiliates harmless from any liability arising from the use of any material which has not been specifically approved by Great-West in writing, or which is used in a manner inconsistent with Great-West’s’ approval.

5.2 DISTRIBUTOR, its officers, employees, and representatives are not authorized to make any other representations concerning the Great-West program except those contained in the then-current Prospectus, sales materials, and/or information issued and approved in writing by Great-West.

5.3 Great-West will use reasonable efforts to provide to DISTRIBUTOR and its representatives information and assistance, including reasonable quantities of sales literature, reports, and current offering documents for the Contract.

Section 6

Expenses.

Each party shall be responsible for its own costs and expenses in connection with the preparation of, and performance of its obligations under, this Agreement.

Section 7

Indemnification

7.1 DISTRIBUTOR Indemnification of Great-West

DISTRIBUTOR shall indemnify and hold harmless Great-West, its affiliates, and their respective directors, officers, employees, agents and representatives (collectively “Great-West Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, fines, deficiencies, expenses, settlement or actions in respect thereof (including reasonable attorneys fees and expenses, but excluding any special damages) (collectively, “Losses”), to which Great-West Indemnified Parties may become subject to, insofar as such Losses are related to this Agreement or the transactions and services contemplated hereby and arise in connection with or as a result of any actual or alleged:

(a) breach by DISTRIBUTOR of any representations or warranties contained herein, or breach or failure of DISTRIBUTOR to perform any of its covenants or agreements set forth herein;

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(b) violation by DISTRIBUTOR, its affiliates or its representatives of any applicable law;

(c) statements, claims, representations, or warranties made by DISTRIBUTOR or its representatives to Contract owners or prospective owners, provided that the source of such statements, claims, representations or warranties was not DISTRIBUTOR; or

(d) negligence or misconduct of DISTRIBUTOR related to the offer or sale of the Contract.

7.2 Great-West Indemnification of DISTRIBUTOR

Great-West shall indemnify and hold harmless DISTRIBUTOR, its affiliates, and their respective directors, officers, employees, agents and representatives (collectively “DISTRIBUTOR Indemnified Parties”) against any and all Losses to which DISTRIBUTOR Indemnified Parties may become subject to, insofar as such Losses are related to this Agreement or the transactions and services contemplated hereby and arise in connection with or as a result of any actual or alleged:

(a) breach by Great-West of any representations or warranties contained herein, or breach or failure of Great-West to perform any of its covenants or agreements set forth herein;

(b) violation by Great-West, its affiliates or its representatives of any applicable law;

(c) statements, claims, representations, or warranties made by Great-West or its representatives to Contract owners or prospective owners, provided that the source of such statements, claims, representations or warranties was not Great-West; or

(d) negligence or misconduct of Great-West related to the issuance or administration of the Contract.

7.3 Third Party Claims

As used in this section 7.3, “Indemnified Party” shall refer either to Great-West Indemnified Parties or DISTRIBUTOR Indemnified Parties, as applicable, and “Indemnifying Party” shall refer to the Party obligated hereunder to indemnify such Indemnified Party. In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, or in the event that a claim is made by any third party against any of the Indemnified Parties, for any Losses for which the Indemnified Party is entitled to indemnification by the Indemnifying Party pursuant to Section 7.1 or 7.2 above (any such third party claim, action or proceeding being referred to as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, including, in reasonable detail, the identity of the third party and the nature and amount of the Third Party Claim. The failure to give such notice shall not affect any Indemnified Party’s ability

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to seek reimbursement unless such failure has materially prejudiced the Indemnifying Party’s ability to defend successfully a Third Party Claim. The Indemnifying Party shall be entitled, upon written notice delivered to the Indemnified Party, to control the defense and settlement of such Third Party Claim, subject to the further provisions of this Section 7.3 and provided that the Indemnifying Party diligently contests and defends such Third Party Claim. If the Indemnifying Party has so elected to control the defense and settlement of such Third Party Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss), to participate in such defense and settlement and to be represented by attorneys of its own choosing; and if the Indemnifying Party does not so elect to control the defense and settlement of such Third Party Claim, the Indemnifying Party shall be entitled at any time, at its own cost and expense, to participate in such defense and settlement and to be represented by attorneys of its own choosing. The Indemnified Party and the Indemnifying Party shall in any event cooperate with one another in the defense of any Third Party Claim and provide to the other such documents and information as are reasonably requested in connection therewith. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim as to which the other Party will have any liability without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a Third Party Claim seeks equitable relief or (ii) if the subject matter of a Third Party Claim relates to the ongoing business of any of the Indemnified Parties, which Third Party Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business of any of the Indemnified Parties, then the Indemnified Parties shall have the right to control the defense and settlement of such claim, but the Indemnifying Party shall not be liable for any Losses arising from any settlement thereof effected without its consent, which consent shall not be unreasonably withheld or delayed.

7.4 Limitation on Indemnity

In computing the amount of indemnifiable Losses, there shall be deducted therefrom an amount equal to the amount of insurance proceeds, if any, that an Indemnified Party or any of its affiliates actually receives as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to such Losses.

7.5 Remedies

The rights set forth in this Article 7 shall be each Party’s sole and exclusive remedies, except with respect to available equitable remedies, against the other Parties hereto for any Losses arising out of this Agreement or the obligations contemplated herein. Notwithstanding the foregoing, nothing herein shall prevent either Party hereto from bringing an action based upon allegations of fraud in connection with the transactions contemplated in this Agreement.

7.5 Limitation of Liability

IN NO EVENT SHALL ANY PARTY BE LIABLE FOR LOST PROFITS OR EXEMPLARY, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES ALLEGED TO HAVE BEEN SUSTAINED, EVEN IF PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.6 Injunctive Relief

The Parties each agree that monetary damages may be an inadequate remedy in the event of a material breach by a Party of the terms of this Agreement, and that any such breach by a Party may cause the other Party great and irreparable injury or damage. Accordingly, nothing in this Agreement shall limit a Party’s right to obtain equitable relief when appropriate.

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Section 8

Cooperation.

(a) Great-West agrees to notify DISTRIBUTOR promptly of any change of address or of any written complaint by any Contract owner, state insurance department, Securities and Exchange Commission or other regulatory or oversight agency, litigation or other legal proceeding, whether criminal or civil, with respect to the Contract, brought against it or DISTRIBUTOR, its officers, employees or representatives, by any person, including regulatory agencies of any state or the federal government.

(b) DISTRIBUTOR will notify Great-West promptly of any change of address or of written complaint by any Contract owner, state insurance department, Securities and Exchange Commission or other regulatory or oversight agency, litigation or other legal proceeding, whether criminal or civil, with respect to the Contract; brought against it or Great-West, their officers, employees or affiliates, by any person, including regulatory agencies of any state or the federal government.

(c) DISTRIBUTOR will notify Great-West promptly of any Contract owner that ceases to be a customer of DISTRIBUTOR.

(d) DISTRIBUTOR, its directors, officers, employees, and representatives shall cooperate with Great-West in the investigation and settlement of any or all claims against Great-West, its officers, directors, employees and representatives relating to the solicitation or sale of Contract under this Agreement. Great-West shall promptly forward to DISTRIBUTOR any notice or other relevant information which may come into Great-West’s possession.

(e) Great-West, its directors, officers, employees, and representatives shall cooperate with DISTRIBUTOR in the investigation and settlement of any or all claims against DISTRIBUTOR, its officers, directors, employees and representatives relating to the solicitation or sale of Contract under this Agreement. Great-West shall promptly forward to DISTRIBUTOR any notice or other relevant information which may come into Great-West’s possession.

Section 9

Governing Law.

To the extent that state law is not preempted by any laws of the United States, this Agreement shall be administered, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Section 10

Anti-Money Laundering

DISTRIBUTOR hereby acknowledges that: (i) it has adopted an anti-money laundering program that complies with the requirements of applicable anti-money laundering laws,

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including the U.S. Patriot Act, the Bank Secrecy Act and applicable regulations thereunder; (ii) it has established a Customer Identification Program in compliance with the rules issued by the Securities and Exchange Commission and the U.S. Department of Treasury in order to implement Section 326 of the U.S. Patriot Act; (iii) it regularly searches its databases for shareholder/customer names and countries appearing on U.S. governmental agencies’ lists of prohibited persons (i.e., lists maintained by the Office of Foreign Assets Control); and (iv) it monitors its compliance with such programs. DISTRIBUTOR agrees to notify Great-West with such periodic certifications of compliance as Great-West may reasonably request.

Section 11

Miscellaneous

(a) This Agreement may not be amended or assigned, except by written instrument signed by all parties.

(b) This Agreement shall inure to the benefit of and be binding upon each party's successors and permitted assigns.

(c) This Agreement may be terminated at any time by Great-West or DISTRIBUTOR upon 30 days advance written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated immediately by any party for breach (unless such breach is cured within 30 days) or if: (i) another party's representations and warranties set forth herein are or become inaccurate; or (ii) it is reasonably determined by a party that any of the obligations under this Agreement are prohibited or invalid under any law, but only if the parties are not able to modify this Agreement to be in compliance with such law without frustrating a material objective of any party in entering into this Agreement. Further, this Agreement will terminate at the option of Great-West, upon written notice to DISTRIBUTOR, if Great-West determines in its sole judgment exercised in good faith that DISTRIBUTOR has suffered a material adverse change in its business, operations, reputation or financial condition or is the subject of significant, widespread, persistent and negative publicity.

(d) Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

(e) The terms of Sections 3, 4, 7, and 8 hereof shall survive the termination of this Agreement.

(f) All notices, consents and other communications provided for in this Agreement to be given by one party to any other party will be deemed validly given, if in writing and delivered personally or sent by express delivery or certified mail, return receipt requested, or confirmed facsimile transmission, to the address or telephone numbers provided below:

(i)	All communications to Great-West should be sent to:

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, Colorado 80111

Attn:

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(ii)	All communications to DISTRIBUTOR should be sent to the address listed below or beneath the signature of the authorized representative signing on behalf of DISTRIBUTOR:

Attn:

(g) Each party will maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of the services it provides hereunder.

(h) This Agreement constitutes the entire agreement between the parties with respect to the transactions covered and contemplated hereunder.

(i) It is understood and expressly stipulated by the parties hereto that none of the trustees, directors, officers, employees, or shareholders of DISTRIBUTOR or Great-West shall be personally liable hereunder.

(o) Neither Party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a Party, including without limitation: act of God; fire; flood; earthquake; labor strike; sabotage; fiber cut; embargoes; power failure (e.g., rolling blackouts, electrical surges or current fluctuations); lightning; supplier’s failures; act or omissions of telecommunications common carriers; material shortages or unavailability or other delay in delivery not resulting from the responsible Party’s failure to timely place orders therefore; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder, or act of terrorism.

(p) Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Great-West may subcontract or assign provision of certain services hereunder to its affiliates, without DISTRIBUTOR’s prior written consent. Any such assignment or subcontracting shall not relieve Great-West of its obligations hereunder for such services. Without limiting the foregoing, this Agreement will inure to the benefit of and bind the Parties’ respective successors and permitted assigns

(q) If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

(r) The terms, representations, warranties and agreements of the Parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person or entity that is not a Party to this Agreement.

(s) This Agreement, together with its Schedules, is the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supercedes any prior agreements, negotiations and communications (both written and oral) regarding such subject matter.

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The effective date of the Agreement is                     , 2011.

Great-West Life & Annuity Insurance Company 8515 E. Orchard Road Greenwood Village, CO 80111
By:

Name:

Title:

Date:

DISTRIBUTOR Address:

By:

Name:

Title:

Date:

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